Exhibit 10.51
MLA No. RX0848
MASTER LOAN AGREEMENT
THIS MASTER LOAN AGREEMENT (this “Agreement”) is entered into as of February 9, 2010, between PENNICHUCK EAST UTILITY, INC., a New Hampshire corporation (the “Company”), and CoBANK, ACB, a federally chartered instrumentality of the United States (“CoBank”).
BACKGROUND
From time to time, CoBank may make loans and extend other types of credit to or for the account of the Company. In order to facilitate the making of such loans and other types of credit, the parties are entering into this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE 1
DEFINITIONS AND RULES OF INTERPRETATION
SECTION 1.01.  Definitions. Capitalized terms used in this Agreement and defined in Exhibit A hereto shall have the meanings set forth in that Exhibit.
SECTION 1.02.  Rules of Interpretation. The rules of interpretation set forth in Exhibit A shall apply to this Agreement.
ARTICLE 2
THE SUPPLEMENTS
SECTION 2.01.  Promissory Notes and Supplements. In the event the Company desires to borrow from CoBank and CoBank is willing to lend to the Company, the parties will enter into a promissory note and supplement hereto (each a “Promissory Note and Supplement”). Each Promissory Note and Supplement will set forth CoBank’s commitment to make a loan or loans to the Company, the amount of the loan(s), the purpose of the loan(s), the interest rate or interest rate options applicable to the loan(s), the Company’s promise to repay the loans, and any other terms and conditions applicable to the particular loan(s). Each loan will be governed by the terms and conditions set forth in this Agreement and in the Promissory Note and Supplement relating to that loan. In the absence of a Promissory Note and Supplement hereto duly executed by CoBank, CoBank shall have no obligation to make a loan to the Company under this Agreement.
SECTION 2.02.   Notice and Manner of Borrowing New Loans. Except as otherwise provided in a Promissory Note and Supplement: (A) loans will be made available on any Business Day upon the telephonic or written request of an authorized employee of the Company (which request, if made telephonically, shall be promptly confirmed in writing if required by CoBank); (B) requests for loans must be received by 12:00 noon Company’s local time on the date the loan is to be made; and (C) loans will be made available by wire transfer of immediately available funds to such account or accounts as may be authorized by the Company on forms supplied by CoBank.

SECTION 2.03. Method of Payment. The Company shall make all payments to CoBank under this Agreement and each Promissory Note and Supplement hereto by wire transfer of immediately available funds, by check, or, if specified by separate agreement between the Company and CoBank, by automated clearing house (ACH) or other similar cash handling processes. Wire transfers shall be made to ABA No. 307088754 for advice to and credit of “CoBANK” (or to such other account as CoBank may direct by notice). The Company shall give CoBank telephonic notice no later than 12:00 noon Company’s local time of its intent to pay by wire, and funds received after 3:00 p.m. Company’s local time shall be credited on the next Business Day. Checks shall be mailed to CoBANK, Department 167, Denver, Colorado 80291-0167 (or to such other place as CoBank may direct by notice). Credit for payment by check will not be given until the latter of the next Business Day after receipt of the check or the Business Day on which CoBank receives immediately available funds.
SECTION 2.04. Security and Guaranty.
(A) Security. The Company’s obligations hereunder and under each other Loan Document to which the Company is a party (whether executed contemporaneously herewith or at a later date) shall be secured by a statutory first priority Lien on all equity which the Company may now own or hereafter acquire or be allocated in CoBank and all proceeds thereof.
(B) Credit Support. In addition to the above, the Company’s obligations hereunder and under each Promissory Note and Supplement hereto shall be guarantied by Pennichuck Corporation (the “Guarantor”) pursuant to a guarantee of payment in form and content acceptable to CoBank (as amended or restated from time to time, the “Guaranty”).
ARTICLE 3
CONDITIONS PRECEDENT
SECTION 3.01.  Conditions Precedent to the Initial Promissory Notes and Supplements Hereto. CoBank’s obligation to make a loan or loans under the initial Promissory Note and Supplement hereto (or, in the event that more than one Promissory Note and Supplement is being executed on the date hereof, each initial Promissory Note and Supplement hereto), is subject to the following conditions precedent, which, in the case of instruments and documents, must be in form and content acceptable to CoBank:
(A) This Agreement. CoBank shall have received a duly executed original of this Agreement.
(B) Guaranty and Related Documents. (1) A duly executed original Guaranty; (2) copies, certified by the Secretary of the Guarantor as of the date hereof (or as of another date acceptable to CoBank), of such board resolutions, evidence of incumbency, and other evidence as CoBank may require that the Guaranty has been duly authorized, executed and delivered by the Guarantor; and (3) an opinion of counsel to the Guarantor, which counsel and opinion must be in form and content acceptable to CoBank.
(C) Consent and Agreement. A consent and agreement (the “Consent and Agreement”) between the Company, Pennichuck Water Works, Inc. (“PWW”), and CoBank in form and content acceptable to CoBank.
(D) Secretary’s Certificate. CoBank shall have received an original certificate of the Secretary of the Company dated as of the date hereof (or as of another date acceptable to CoBank) attaching and certifying as to each of the following, all of which must be in form and content acceptable to CoBank: (1) the Articles of Incorporation of the Company, certified by the Secretary of State of New Hampshire within 30 days of the date hereof; (2) the Bylaws of the Company; and (3) a certificate of the Secretary of State of New Hampshire issued within 30 days of the date hereof attesting to the due formation and good standing of the Company in the State of New Hampshire.

(C) Delegation and Wire Transfer Form. CoBank shall have received a duly executed original delegation and wire transfer authorization form.
(D) Equity In CoBank. The Company shall have purchased $1,000 in equity in CoBank.
SECTION 3.02. Conditions to Each Supplement. CoBank’s obligation to make the initial loan under each Promissory Note and Supplement hereto (including the initial Promissory Note(s) and Supplement(s) hereto) is subject to the following conditions precedent (which in the case of instruments and documents, must be originals and in form and content acceptable to CoBank):
(A) Supplement. CoBank shall have received a duly executed Promissory Note and Supplement and all Loan Documents required by the Promissory Note and Supplement.
(B) Evidence of Authority. CoBank shall have received copies, certified by the Secretary of the Company as of the date of the Promissory Note and Supplement (or as of another date acceptable to CoBank), of such board resolutions, evidence of incumbency, and other evidence as CoBank may require that the Promissory Note and Supplement and all Loan Documents executed in connection therewith have been duly authorized, executed and delivered.
(C) Consents and Approvals. CoBank shall have received such evidence as CoBank may require that all consents and approvals referred to in Section 4.11 hereof, have been obtained and are in full force and effect.
(D) Fees and Other Charges. CoBank shall have received all fees or other charges provided for herein or in the Promissory Note and Supplement.
(E) Application. CoBank shall have received a duly executed and completed copy of an application for the credit and all instruments and documents required by the application for credit.
(F) Insurance. CoBank shall have received such evidence as CoBank may reasonably require that the Company is in compliance with Section 5.03 hereof.
(G) Opinion of Counsel. CoBank shall have received an opinion of counsel to the Company, which counsel and opinion must be reasonably acceptable to CoBank.
SECTION 3.03. Conditions to Each Loan. CoBank’s obligation under each Promissory Note and Supplement (including the initial Promissory Note(s) and Supplement(s) hereto) to make any loan to the Company thereunder, including the initial loan, is subject to the conditions precedent that: (A) no Default or Event of Default shall have occurred and be continuing; (B) each of the representations and warranties of the Company set forth herein, in the Promissory Note and Supplement, and in all other Loan Documents shall be true and correct as of the date of the loan; and (C) the Company shall have satisfied all conditions and requirements set forth in the Promissory Note and Supplement relating to that loan.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
To induce CoBank to enter into and make loans under each Promissory Note and Supplement, the Company represents and warrants that:
SECTION 4.01. Organization, Etc. The Company: (1) is a corporation duly organized, validly existing, and in good standing under the Laws of the State of New Hampshire; (2) has the power and authority to own its assets and to transact the business in which it is engaged or proposes to engage and to enter into and perform the Loan Documents; and (3) is duly qualified to do business in, and is in good standing under the Laws of, each jurisdiction in which such qualification is required.
SECTION 4.02. Loan Documents. This Agreement, the Promissory Note and Supplement, and all other Loan Documents: (1) have been duly authorized, executed and delivered by the Company and each other Person that is a party thereto; and (2) create legal, valid and binding obligations of the Company and each other Person that is a party thereto which are enforceable in accordance with their terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally.
SECTION 4.03. Operation of Business. The Company possesses all licenses, certificates, permits, authorizations, approvals, franchises, patents, copyrights, trademarks, trade names, rights thereto, or the like which are material to the operation of its business or required by Law, and the Company is not in violation of the rights of others with respect thereto.
SECTION 4.04. Litigation. Except as disclosed in any application submitted in connection with the Promissory Note and Supplement, there are no pending or threatened actions or proceedings against or affecting the Company before any court, governmental agency, mediator, arbitrator, or the like which could, in any one case or in the aggregate, if adversely decided, have a Material Adverse Effect.
SECTION 4.05. Ownership and Subsidiaries. The Company: (A) is owned 100% by the Guarantor; and (2) has no Subsidiaries.
SECTION 4.06. Financial Statements. The Financial Statements are complete and correct and fairly present the financial condition of the Company, and the results of the operations of the Company as of the date and for the periods covered by such Financial Statements, all in accordance with GAAP consistently applied. Since the date of the most recent Financial Statement, there has been no material adverse change in the condition, financial or otherwise, business or operations of the Company. There are no liabilities of the Company which are material but not reflected in the Financial Statements or in the notes thereto.
SECTION 4.07. Ownership and Liens. The Company has title to, or valid easement or leasehold interests in, all of its properties, real and personal, including the property and leasehold interests reflected in the Financial Statements (other than any property disposed of in the ordinary course of business), and none of the properties or leasehold interests of the Company are subject to any Lien, except such as may be permitted under Section 6.01 of this Agreement.
SECTION 4.08. Compliance with Law. All of the Company’s properties and all of its operations, are in compliance in all material respects with all Laws. Without limiting the foregoing, all property owned or leased by the Company, all property proposed to be acquired with the proceeds of the Promissory Note and Supplement, and all operations conducted thereon on all such property, are in compliance in all material respects with all Laws relating to the environment

SECTION 4.09. Environment. Except as disclosed in any application submitted in connection with the Promissory Note and Supplement: (A) no property owned or leased by the Company is being used, or to its knowledge, has been used for the disposal, treatment, storage, processing or handling of hazardous waste or materials (as defined under any applicable environmental Law); (B) no investigation, claim, litigation, proceedings, order, judgment, decree, settlement, Lien or the like with respect to any environmental matter is proposed, threatened, anticipated or in existence with respect to the properties or operations of the Company; and (C) no environmental contamination or condition currently exists on any property of the Company which could delay the sale or other disposition of such property or could have, or already has had, an adverse effect on the value of such property.
SECTION 4.10. ERISA. All plans (“ERISA Plans”) of a type described in Section 3(3) of ERISA in respect of which Company is an “Employer”, as defined in Section 3(5) of ERISA, are, to the best knowledge of the Company, in substantial compliance with ERISA, and none of such ERISA Plans is insolvent or in reorganization, or has an accumulated or waived funding deficiency within the meaning of Section 412 of the Internal Revenue Code. The Company has not incurred any material liability (including any material contingent liability) to or on account of any such ERISA Plan pursuant to Sections 4062, 4063, 4064, 4201 or 4204 of ERISA. No proceedings have been instituted to terminate any such ERISA Plan.
SECTION 4.11. Consents and Approvals. Except for such as shall have been obtained and are in full force and effect, no consent, permission, authorization, order or license of any governmental authority or of any party to any agreement to which the Company is a party or by which it or any of its property may be bound or affected, is necessary in connection with: (A) the execution, delivery, performance or enforcement of the Loan Documents; and (B) the project, acquisition, or other activity being financed by the Promissory Note and Supplement.
SECTION 4.12. Conflicting Agreements. None of the Loan Documents conflicts with, or constitutes (with or without the giving of notice and/or the passage of time and/or the occurrence of any other condition) a default under, any other agreement to which the Company is or expects to become a party or by which the Company or any of its properties may be bound or affected, and do not conflict with any provision of the articles of incorporation, bylaws, or other organizational documents of the Company.
SECTION 4.13. Compliance and No Default. The Company is operating its business in compliance with all of the terms of the Loan Documents, and no Default or Event of Default exists.
SECTION 4.14. Applications. Each representation and warranty and all information set forth in the application submitted in connection with, or to induce CoBank to enter into, the Promissory Note and Supplement is correct in all material respects.
SECTION 4.15. Budgets, Etc. All budgets, projections, feasibility studies, and other documentation submitted by or on behalf of the Company to CoBank in connection with, or to induce CoBank to enter into, the Promissory Note and Supplement, are based upon assumptions that are reasonable and realistic, and no fact has come to light, and no event has occurred, which would cause any material assumption made therein to not be reasonable or realistic.
SECTION 4.16. Water Rights. The Company: (A) has water rights with such amounts, priorities and qualities as are necessary to adequately serve the customers of the Company; (B) controls, owns, or has access to all such water rights free and clear of the interests of any third party; and (C) has not suffered or permitted any transfer or encumbrance of such water rights, has not abandoned such water rights, or any of them, and has not done any act or thing which would impair or cause the loss of any such water rights.
SECTION 4.17. Facilities. The Company’s utility facilities: (A) meet present demand in all material respects; (B) are constructed in a good and professional manner; (C) are in good working order and condition; and (D) comply in all material respects with all applicable Laws.

SECTION 4.18. Rate Matters. (A) The Company’s rates for water and/or wastewater services are subject to rate regulation by the Public Utilities Commission of the State of New Hampshire; and (B) there is no pending and, to the Company’s knowledge, threatened action or proceeding before any court or governmental authority, the objective or result of which is or could be to: (1) reduce or otherwise adversely change any of the Company’s rates for the provision of water and/or wastewater services; (2) limit or revoke any of the Company’s permits or other authorizations to conduct business; or (3) except as disclosed in any application submitted in connection with the Promissory Note and Supplement, otherwise have a Material Adverse Effect.
SECTION 4.19. Enforcement Actions. The Company is not subject to any Enforcement Action and, to the knowledge of the Company, no such actions have been threatened or are contemplated.
SECTION 4.20. Taxes. The Company has timely and properly filed all tax returns (federal, state and local) that were required to be filed, and has paid any taxes, assessments, and other governmental charges, including interest and penalties. There are no audits pending or, to the knowledge of the Company, threatened against the Company.
ARTICLE 5
AFFIRMATIVE COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company agrees to:
SECTION 5.01. Maintenance of Existence, Etc. Preserve and maintain its existence and good standing in the jurisdiction of its formation, qualify and remain qualified to transact business in all jurisdictions where such qualification is required, and obtain and maintain all licenses, permits, franchises, patents, copyrights, trademarks, tradenames, or rights thereto which are material to the conduct of its business or required by Law.
SECTION 5.02. Compliance With Laws. Comply in all material respects with all applicable Laws (including all Laws relating to the environment). In addition, the Company agrees to cause all Persons occupying or present on any of its properties to comply in all material respects with all such Laws.
SECTION 5.03. Insurance. Maintain insurance with financially sound and reputable insurance companies or associations reasonably acceptable to CoBank in such amounts and covering such risks as are usually carried by companies engaged in the same business and similarly situated, and make such increases in the amounts or coverage thereof as CoBank may from time to time require. Without limiting the foregoing, in the event any property of the Company is located in a flood zone, then the Company shall obtain such flood insurance as may be required by CoBank. All policies insuring any collateral shall have lender or mortgagee loss payable clauses or endorsements in form and content acceptable to CoBank. At CoBank’s request, the Company agrees to deliver to CoBank such proof of compliance with this Section as CoBank may require.
SECTION 5.04. Property Maintenance. Maintain all of its properties that are necessary to or useful in the proper conduct of its business in good repair, working order and condition, ordinary wear and tear excepted, and make all alterations, improvements and replacements thereto as may from time to time be necessary in order to ensure that its properties remain in good working order and condition. The Company agrees that at CoBank’s request, which request may not be made more than once a year, the Company will furnish to CoBank a report on the condition of the Company’s property prepared by a professional engineer satisfactory to CoBank.

SECTION 5.05. Books and Records. Keep adequate records and books of account in which complete entries will be made in accordance with GAAP.
SECTION 5.06. Reports and Notices. Furnish to CoBank:
(A) Annual Financial Statements. As soon as available, but in no event more than 120 days after the end of each fiscal year of the Company occurring during the term hereof, annual consolidated and consolidating financial statements of the Company and its consolidated subsidiaries, if any, prepared in accordance with GAAP consistently applied (or the appropriate standards of the regulatory agency having jurisdiction over the Company). Such financial statements shall: (a) be audited by independent certified public accountants selected by the Company and acceptable to CoBank; (b) be accompanied by a report of such accountants containing an opinion thereon acceptable to CoBank; (c) be prepared in reasonable detail and in comparative form; and (d) include a balance sheet, a statement of income, a statement of retained earnings, a statement of cash flows, and all notes and schedules relating thereto. Notwithstanding the foregoing, the delivery within the time period specified above of the Guarantor’s Annual Report on Form 10-K for such fiscal year containing consolidating information on the Company (together with the Guarantor’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 of the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountant’s certificate described above, shall be deemed to satisfy the requirements of this Section 5.06(A);
(B) Quarterly Financial Statements. As soon as available, but in no event more than 60 days after the end of each fiscal quarter of the Company occurring during the term hereof (other than the last fiscal quarter in each fiscal year), such Company prepared quarterly financial statements as CoBank may from time to time request.
(C) Annual Officer’s Certificate. Together with each set of financial statements delivered to CoBank pursuant to Subsection (A) of this Section 5.06, a duly completed and executed certificate of the Chief Financial Officer of the Company in the form attached hereto as Exhibit B.
(D) Annual Budgets. As soon as available, but in no event more than 90 days after the beginning of each fiscal year of the Company, an annual budget and forecast of operations and capital expenditures for the Company for such year, which budget must be in form and content reasonably acceptable to CoBank.
(E) Notice of Litigation, Material Matters, Etc. Promptly after becoming aware thereof, notice of: (1) the commencement of any action, suit or proceeding before any court, governmental instrumentality, arbitrator, mediator or the like which, if adversely decided, could have a Material Adverse Effect; (2) the commencement of any Enforcement Action; (3) the receipt of any notice, indictment, pleading, or other communication alleging a condition that may require the Company to undertake or to contribute to a clean-up or other response under any environmental Law, or which seeks penalties, damages, injunctive relief, or other relief as a result of an alleged violation of any such Law, or which claims personal injury or property damage as a result of environmental factors or conditions; and (4) the occurrence of any other event or matter (including the rendering of any order, judgment, ruling and the like) which could have a Material Adverse Effect.
(F) Notice of Default. Promptly after becoming aware thereof, notice of the occurrence of a Default or an Event of Default.

(G) Notice of Certain Events. At least 60 days prior thereto notice of any change in the: (1) principal place of business of the Company; or (2) the office where the records concerning the Company’s accounts are kept.
(H) Other Notices. Such other notices as may be required by any Promissory Note and Supplement or any other Loan Document.
(I) Other Information. Such other information regarding the condition or operations, financial or otherwise, of the Company as CoBank may from time to time reasonably request, including, but not limited to, budgets, interim financial statements, and copies of all pleadings, notices and communications referred to in Section 5.06(E) hereof.
SECTION 5.07. Conduct of Business. Engage in an efficient and economical manner in the business conducted by it on the date hereof.
SECTION 5.08. Capital. Acquire equity in CoBank in such amounts and at such times as CoBank may from time to time require in accordance with its bylaws and capital plan (as each may be amended from time to time), except that the maximum amount of equity that the Company may be required to purchase in connection with a loan may not exceed the maximum amount permitted by CoBank’s bylaws at the time the Promissory Note and Supplement relating to such loan is entered into or such loan is renewed or refinanced by CoBank. The rights and obligations of the parties with respect to such equity and any patronage or other distributions made by CoBank shall be governed by CoBank’s bylaws and capital plan (as each may be amended from time to time).
SECTION 5.09. Inspection. Permit CoBank or its agents, upon reasonable notice and during normal business hours or at such other times as the parties may agree, to examine the properties, books and records of the Company, and to discuss its affairs, finances and accounts with its officers, directors, and independent certified public accountants.
SECTION 5.10. Water Rights, Title to Property, Etc. (A) Obtain and maintain water rights in such amounts, priorities and qualities as are necessary at all times to meet the needs of its customers; (B) obtain and maintain title to, valid leasehold interests in, or other valid interests (including easements, licenses and servitudes) in, all real property on which all water wells, reservoirs, water and wastewater treatment plants, and warehouse and storage facilities are located; (C) keep all water rights and discharge rights free and clear of any interest of any third party; and (D) not suffer or permit any transfer or encumbrance of any water rights or discharge rights, or abandon any water rights or discharge rights, or do any act or thing which would impair or cause the loss of any water rights or discharge rights.
ARTICLE 6
NEGATIVE COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect, the Company will not:
SECTION 6.01. Liens. Create, incur, assume, or suffer to exist any Lien on any of its properties, except:
(A) Liens in favor of other lenders; provided, however, that: (1) at the time thereof, CoBank is granted a Lien on the same assets and such Lien is shared pro rata by CoBank and such other lenders pursuant to an intercreditor agreement in form and substance reasonably satisfactory to CoBank; and (2) the instruments and documents granting and/or perfecting such Lien are in form and content reasonably satisfactory to CoBank.

(B) Liens for taxes or assessments or other governmental charges or levies if not yet due and payable or, if due and payable: (i) the Company is contesting same in good faith by appropriate proceedings; (ii) the Company has established and maintains reserves in the amount due and payable thereon (including interest and penalties); and (iii) foreclosure or other action to enforce the Lien is stayed.
(C) Liens in favor of mechanics, landlords, material suppliers, warehouses, carriers, and like Persons that secure obligations that are not past due or if due and payable: (i) the Company is contesting same in good faith by appropriate proceedings; (ii) the Company has established and maintains reserves in the amount due and payable thereon (including interest and penalties); and (iii) foreclosure or other action to enforce the Lien is stayed.
(D) Deposits and pledges under workers’ compensation, unemployment insurance, Social Security, or similar legislation (other than ERISA).
(E) Deposits and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public and statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds, or other similar obligations, in each case arising in the ordinary course of business.
(F) Judgment and similar Liens arising in connection with court proceeding, provided the execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being actively contested in good faith and by appropriate proceedings, and reserves in the amount secured thereby (including interest and penalties) are established and maintained by the Company.
(G) Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Company of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto.
(H) Purchase money Liens on trucks and other rolling stock and the proceeds thereof to secure debt permitted under Section 6.02(E) hereof.
SECTION 6.02. Debt. Create, incur, assume, or suffer to exist, any indebtedness or liability for borrowed money or for the deferred purchase price of property or services or for letters of credit, except that, as long as the Company is and remains in compliance with Article 7 hereof, for: (A) debt of the Company to CoBank; (B) debt to the New Hampshire State Revolving Fund incurred to finance the expansion of the Company’s water utility facilities; (C) debt to the Guarantor; provided, however, that such debt is subordinate to all obligations of the Company to CoBank on terms and conditions satisfactory to CoBank; (D) accounts payable to trade creditors incurred in the ordinary course of business; (E) purchase money indebtedness and capital leases in an aggregate principal amount not to exceed, at any one time outstanding, $200,000; and (F) obligations of the Company with respect to tax exempt debt obligations issued by the State of New Hampshire or any agency or department thereof in order to finance the expansion of the Company’s water utility facilities.

SECTION 6.03. Sale, Transfer or Lease of Assets. Sell, transfer, lease or otherwise dispose of any of its assets except for: (A) the sale of water and wastewater services in the ordinary course of business; and (B) the sale, lease or other disposition of equipment which is: (1) obsolete, worn-out or no longer necessary for, or useful in, the provision of water and wastewater services to customers in its service territories; and (2) not occasioned by the discontinuance of service to any portion of its service territory.
SECTION 6.04. Distributions. Declare or pay, directly or indirectly, any Distribution unless after giving effect thereto: (A) no Default or Event of Default will exist (including as a result of a breach of any financial covenant set forth in Article 7 hereof); and (B) the Company will have a Total Debt to Total Capitalization Ratio of less than 65%.
SECTION 6.05. Contingent Liabilities. Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable for the obligations of any Person (including by means of an agreement to: (A) purchase any obligation, stock, assets, or services; (B) supply or advance any funds, assets, or services; or (C) cause any Person to maintain a minimum working capital or net worth or other financial test), except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.
SECTION 6.06. Mergers, Etc. Merge or consolidate with any other Person or acquire all or a material part of the assets of any other Person, or change the jurisdiction of its formation, except for mergers or acquisitions where: (A) the Company is the surviving entity; and (B) the Person merged into the Company or whose assets were acquired was a regulated water system or a water system owned by the Guarantor.
SECTION 6.07. Change in Business, Etc. Engage in any business activities or operations substantially different from or unrelated to its present business activities or operations or make any change in the Company’s name, structure, jurisdiction of formation, or organizational number (if any).
SECTION 6.08. Prepayment. While any Default or Event of Default shall have occurred and be continuing, prepay, directly or indirectly, any debt (other than debt to CoBank).
SECTION 6.09. Investments. Make any loan or advance to, or deposit any funds of the Company in, or purchase or otherwise acquire any capital stock, obligations, or other securities of, or make any capital contribution to, or otherwise invest in or acquire any interest in, any Person (including a Subsidiary), or participate as a partner or joint venturer with any other Person (collectively, “Investments”), except: (A) securities or deposits issued, guaranteed or fully insured as to payment by the United States of America or any agency thereof; (B) commercial paper of a domestic issuer rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Service, Inc.; and (C) intercompany loans made in accordance with the Money Pool Agreement; and (D) Investments in CoBank.
SECTION 6.10. Certain Agreements. Amend, alter, waive any provision of, breach or terminate any agreement (or accept any termination by the other party) if such action could reasonably be expected to have a Material Adverse Effect.
SECTION 6.11. Transactions with Affiliates. Enter into any transaction with an Affiliate except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms no less favorable to the Company than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

ARTICLE 7
FINANCIAL COVENANTS
Unless otherwise agreed to in writing by CoBank, while this Agreement is in effect:
SECTION 7.01. Debt Service Coverage Ratio. The Company shall have for each fiscal year of the Company, a Debt Service Coverage Ratio of not less than 1.25 to 1.00.
SECTION 7.02. Total Debt to Total Capitalization Ratio. The Company shall have at the end of each fiscal year of the Company, a Total Debt to Total Capitalization Ratio of not more than .65 to 1.00.
SECTION 7.03. Fiscal Year. The Company will not change its fiscal year.
ARTICLE 8
EVENTS OF DEFAULT
Each of the following shall constitute an “Event of Default” hereunder:
SECTION 8.01.    Payment Default. The Company should fail to make when due any payment to CoBank hereunder, under any Promissory Note and Supplement, or under any other Loan Document.
SECTION 8.02.    Representations and Warranties, Etc. Any opinion, certificate or like document furnished to CoBank by or on behalf of the Company, or any representation or warranty made or deemed made by the Company herein or in any other Loan Document, shall prove to have been false or misleading in any material respect on or as of the date furnished, made or deemed made.
SECTION 8.03.    Covenants. The Company should fail to perform or comply with any covenant set forth in Article 5 hereof (other than Sections 5.01, 5.06(F) and 5.10) and such failure continues for 30 days after written notice thereof shall have been delivered to the Company by CoBank.
SECTION 8.04.    Other Covenants and Agreements. The Company should fail to perform or comply with Sections 5.01, 5.06(F) or 5.10, or any other covenant or agreement contained herein or in any Promissory Note and Supplement, or shall use the proceeds of any loan for any unauthorized purpose.
SECTION 8.05.    Cross Default. The Company should, after any applicable grace period, breach or be in default under the terms of any other Loan Document, any other agreement with CoBank, or any agreement with any affiliate of CoBank, including the Farm Credit Leasing Services Corporation.
SECTION 8.06.    Other Indebtedness. The Company should fail to pay when due any indebtedness to any other person or entity for borrowed money or any long-term obligation for the deferred purchase price of property (including any capitalized lease), or any other event occurs which, under any agreement or instrument relating to such indebtedness or obligation, has the effect of accelerating or permitting the acceleration of such indebtedness or obligation, whether or not such indebtedness or obligation is actually accelerated or the right to accelerate is conditioned on the giving of notice, the passage of time, or otherwise.
SECTION 8.07. Judgments. A judgment, decree, or order for the payment of money shall have been rendered against the Company and either: (A) enforcement proceedings shall have been commenced; (B) a Lien having priority over any Lien of CoBank shall have been obtained; or (C) such judgment, decree, or order shall continue unsatisfied and in effect for a period of 30 consecutive days without being vacated, bonded, discharged, satisfied, or stayed pending appeal.

SECTION 8.08. Insolvency, Etc. The Company shall: (A) become insolvent or shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (B) suspend its business operations or a material part thereof; or (C) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, or other custodian for it or any of its property; or (D) have commenced against it any action or proceeding for the appointment of a trustee, receiver, or other custodian, or a trustee, receiver, or other custodian is appointed for all or any part of its property; (E) have commenced against it any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction; or (F) make an assignment for the benefit of creditors or commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law of any jurisdiction.
SECTION 8.09. Casualty or Condemnation. All or a material portion of the assets of the Company: (A) are destroyed in a casualty or like event (regardless of the cause); or (B) are actually taken in a condemnation action or proceeding or in a like proceeding or are sold or otherwise transferred in lieu thereof or pursuant to any right of any governmental authority to direct the sale of transfer thereof.
SECTION 8.10. Material Adverse Change. Any material adverse change occurs, as reasonably determined by CoBank, in the condition, financial or otherwise, operations, business or properties of the Company or in its ability to perform its obligations hereunder, under any security instrument or document, or under any other Loan Document.
SECTION 8.11. Changes in Ownership. The Company shall cease to be owned 100% by the Guarantor or 50% or more of the voting stock in the Guarantor should be acquired by a Person or a Person and one or more Affiliates of that Person.
SECTION 8.12. Guaranty, Etc. The Guaranty shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor, or the Guarantor shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or any representation or warranty set forth therein shall be breached, or the Guarantor shall breach or be in default under the terms of any other agreement with CoBank (including any loan agreement or security agreement), or an Event of Default of the type set forth in Sections 8.06 through 8.10 hereof shall occur with respect to the Guarantor.
SECTION 8.13. PWW. The Consent and Agreement shall, at any time, cease to be in full force and effect, or shall be revoked or declared null and void, or the validity or enforceability thereof shall be contested by PWW, or PWW shall deny any further liability or obligation thereunder, or shall fail to perform its obligations thereunder, or an Event of Default of the type set forth in Sections 8.06, 8.07, 8.08, 8.09(A), or 8.10 hereof shall occur with respect to PWW, or an Event of Default of the type referred to in Sections 8.09(B) or 8.11 shall occur with respect to PWW and, in CoBank’s sole discretion, such event could have a material adverse effect on the condition, financial or otherwise, operations, business or properties of the Company or in its ability to conduct is business or perform its obligations hereunder, under any security instrument or document, or under any other Loan Document.

ARTICLE 9
REMEDIES UPON DEFAULT
SECTION 9.01. Remedies. Upon the occurrence and during the continuance of a Default or Event of Default, CoBank shall have no obligation to make any loan to the Company and may discontinue doing so at any time without prior notice. In addition, upon the occurrence and during the continuance of an Event of Default, CoBank may, upon notice to the Company:
(A) Termination and Acceleration. Terminate any commitment and declare the unpaid principal balance of the loans, all accrued interest thereon, and all other amounts payable under this Agreement, the Promissory Notes and Supplements, and all other Loan Documents to be immediately due and payable; provided, however, that upon the occurrence of an Event of Default under Section 8.08(F), any commitments shall automatically be terminated and all such amounts shall automatically become due and payable. Upon such a declaration (or automatically, as provided above), the unpaid principal balance of the loans and all such other amounts shall become immediately due and payable, without protest, presentment, demand, or further notice of any kind, all of which are hereby expressly waived by the Company.
(B) Enforcement. Proceed to protect, exercise, and enforce such rights and remedies as may be provided by this Agreement, any other Loan Document, or under Law. Each and every one of such rights and remedies shall be cumulative and may be exercised from time to time, and no failure on the part of CoBank to exercise, and no delay in exercising, any right or remedy shall operate as a waiver thereof, and no single or partial exercise of any right or remedy shall preclude any future or other exercise thereof, or the exercise of any other right. Without limiting the foregoing, CoBank may hold and/or set off and apply against the Company’s obligations to CoBank the proceeds of any equity in CoBank and any balances held in any account maintained at CoBank (whether or not such balances are then due).
(C) Application of Funds. Apply all payments received by it to the Company’s obligations to CoBank in such order and manner as CoBank may elect in its sole discretion.
In addition to the rights and remedies set forth above and notwithstanding the terms of any Promissory Note and Supplement, upon the occurrence and during the continuance of an Event of Default, the unpaid principal balance of the loans and, to the extent permitted by Law, overdue interest, fees and other charges, shall, at CoBank’s option in each instance (and automatically following an acceleration), accrue interest at the Default Rate.
ARTICLE 10
MISCELLANEOUS
SECTION 10.01. Broken Funding Surcharge. Notwithstanding the terms of any Promissory Note and Supplement, the Company agrees to: (A) give CoBank not less than three (3) Business Days’ prior notice in the event it desires to repay any loan balance bearing interest at a fixed rate prior to the last day of the fixed rate period; and (B) pay to CoBank a broken funding surcharge in the amount set forth below in the event the Company: (1) repays any fixed rate balance prior to the last day of its fixed rate period (whether such payment is made voluntarily, as a result of an acceleration, or otherwise); (2) converts any fixed rate balance to another fixed rate or to a variable rate prior to the last day of the fixed rate period applicable to such balance; or (3) fails to borrow any fixed rate balance on the date scheduled therefor. The surcharge shall be in an amount equal to the greater of (i) the sum of the present value of: (a) any funding losses imputed by CoBank to have been incurred as a result of such payment, conversion or failure; plus (b) a per annum yield of 1/2 of 1% of the amount repaid, converted or not borrowed for the period such amount was scheduled to have been outstanding at such fixed rate, or (ii) $300.00. Such surcharge shall be determined and calculated in accordance with methodology established by CoBank, a copy of which will be made available upon request. Notwithstanding the foregoing, in the event of a conflict between the provisions of this subsection and of the broken funding charge section of a forward fix agreement between CoBank and the Company, the provisions of the forward fix agreement shall control.

SECTION 10.02. Complete Agreement, Amendments, Etc. The Loan Documents are intended by the parties to be a complete and final expression of their agreement. NO AMENDMENT, MODIFICATION, OR WAIVER OF ANY PROVISION OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, AND NO CONSENT TO ANY DEPARTURE BY THE COMPANY HEREFROM OR THEREFROM, SHALL BE EFFECTIVE UNLESS APPROVED BY COBANK AND CONTAINED IN A WRITING SIGNED BY OR ON BEHALF OF COBANK, AND THEN SUCH WAIVER OR CONSENT SHALL BE EFFECTIVE ONLY IN THE SPECIFIC INSTANCE AND FOR THE SPECIFIC PURPOSE FOR WHICH GIVEN. In the event this Agreement is amended or restated, each such amendment or restatement shall be applicable to all Promissory Notes and Supplements hereto. Each Promissory Note and Supplement shall be deemed to incorporate all of the terms and conditions of this Agreement as if fully set forth therein. Without limiting the foregoing, any capitalized term utilized in any Promissory Note and Supplement (or in any amendment to this Agreement or Promissory Note and Supplement) and not otherwise defined in the Promissory Note and Supplement (or amendment) shall have the meaning set forth herein.
SECTION 10.03. Applicable Law, Jurisdiction. Except to the extent governed by applicable federal Law, the Laws of the State of Colorado, without reference to choice of law doctrine, shall govern: (A) this Agreement and each Promissory Note and Supplement; (B) all disputes and matters between the parties to this Agreement; and (C) the rights obligations of the parties to this Agreement. The parties agree to submit to the non-exclusive jurisdiction of any federal or state court sitting in Colorado for any action or proceeding arising out of or relating to this Agreement or any other Loan Document. The Company hereby waives any objection that it may have to any such action or proceeding on the basis of forum non-conveniens.
SECTION 10.04. Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given upon delivery if personally delivered or sent by overnight mail or by facsimile or similar transmission, or three (3) days after mailing if sent by express, certified or registered mail, to the parties at the following addresses (or such other address as either party may specify by like notice):

If to CoBank, as follows:	If to the Company, as follows:
CoBank, ACB	Pennichuck East Utility, Inc.
5500 South Quebec Street	25 Manchester Street
Greenwood Village, Colorado 80111	Merrimack, New Hampshire 03054
Facsimile: (303) 740-4002	Facsimile: (603) 913-2305
Attention: Energy & Water Group	Attention: President
SECTION 10.05. Costs, Expenses, and Taxes. To the extent allowed by Law, the Company agrees to pay all reasonable out-of-pocket costs and expenses (including the fees and expenses of counsel retained by CoBank) incurred by CoBank in connection with the origination, administration, interpretation, collection, and enforcement of this Agreement and the other Loan Documents, including, without limitation, all costs and expenses incurred in perfecting, maintaining, determining the priority of, and releasing any security for the Company’s obligations to CoBank, all title insurance premiums and other charges, and any stamp, intangible, transfer or like tax incurred in connection with this Agreement or any other Loan Document or the recording hereof or thereof.
SECTION 10.06. Effectiveness and Severability. This Agreement shall continue in effect until: (A) all indebtedness and obligations of the Company under this Agreement and the other Loan Documents shall have been paid or satisfied; (B) CoBank has no commitment to extend credit to or for the account of the Company under any Promissory Note and Supplement; (C) all Promissory Notes and Supplements shall have been terminated; and (D) either party sends written notice to the other party terminating this Agreement. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof.

SECTION 10.07. Other Types of Credit. From time to time, CoBank may issue letters of credit or extend other types of credit to or for the account of the Company. In the event the parties desire to do so under the terms of this Agreement, then the agreement of the parties with respect thereto may be set forth in a Promissory Note and Supplement to this Agreement and this Agreement shall be applicable thereto as if such letters of credit or other types of credit were loans.
SECTION 10.08. Indemnification. The Company agrees to indemnify, defend and hold harmless CoBank, its participants, and its and their respective officers, directors, shareholders, employees, and agents (collectively, the “Indemnitees”) from and against any and all claims, obligations, liabilities, losses, damages, injuries (to persons or property), penalties, actions, suits, judgments, costs and expenses (including reasonable attorney’s fees) of whatever kind or nature, whether or not well founded, meritorious or unmeritorious, which are demanded, asserted or claimed against any such Indemnitee in any way relating to, or arising out of, or in connection with this Agreement or the other Loan Documents, including: (A) all claims arising in connection with the release, presence, removal, and disposal of all Hazardous Materials located on any property of the Company; (B) any claims, suits, or liabilities against the Company; and (C) the failure to pay any taxes as and when due. The foregoing indemnities shall not apply with respect to an Indemnitee to the extent arising as a result of the gross negligence or willful misconduct of such Indemnitee. The indemnification provided for hereunder shall survive the termination of this Agreement.
SECTION 10.09. [Intentionally Omitted]
SECTION 10.10. Patriot Act Notice. CoBank hereby notifies the Company that pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”), it and its affiliates are required to obtain, verify and record information that identifies the Company, which information includes the name, address, tax identification number and other information regarding the Company that will allow CoBank to identify the Company in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for CoBank and its affiliates.
SECTION 10.11. Counterparts; Electronic Delivery. Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement. In addition, if agreeable to CoBank, signature pages may be delivered by facsimile.
SECTION 10.12. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the Company and CoBank and their respective successors and assigns, except that the Company may not assign or transfer its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of CoBank. CoBank may sell or assign its rights and obligations hereunder and under the other Loan Documents or may sell participations in its rights and obligations hereunder and under the Loan Documents to any Person, and, in connection therewith, disclose financial and other information on the Company and its Affiliates. Patronage distributions in the event of a sale shall be governed by CoBank’s bylaws and capital plan (as each may be amended from time to time). A sale of a participation interest may include certain voting rights of the participants regarding the loans hereunder (including without limitation the administration, servicing and enforcement thereof). CoBank agrees to give written notification to the Company of any sale hereunder.

SECTION 10.13. Headings. Captions and headings used in this Agreement are for reference and convenience of the parties only, and shall not constitute a part of this Agreement.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date shown above.

CoBANK, ACB		PENNICHUCK EAST UTILITY, INC.

By:	/s/ Irene Matlin	By:	/s/ Donald L. Ware

	Title: Assistant Corporate Secretary		Title: President Regulated Utilities
Irene Matlin

EXHIBIT A
DEFINITIONS AND RULES OF INTERPRETATION
SECTION 1.01 Definitions. As used in the Agreement, any amendment thereto, or in any Promissory Note and Supplement, the following terms shall have the following meanings:
Affiliate shall mean any Person: (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Company; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of, or other interests in, the Company; or (3) five percent (5%) or more of the voting stock of, or other interest in, which is directly or indirectly beneficially owned or held by the Company. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
Agreement shall mean this Master Loan Agreement.
Business Day means any day other than a Saturday, Sunday, or other day on which CoBank or any of the Federal Reserve Banks are closed for business.
Capital Lease shall mean a lease which should be capitalized on the books of the lessee in accordance with GAAP.
CoBank shall mean CoBank, ACB and its successors and assigns.
CoBank Base Rate shall mean the rate of interest established by CoBank from time to time as its CoBank Base Rate, which rate is intended to be a reference rate and not its lowest rate. The CoBank Base Rate shall change on the date established by CoBank as the effective date of each such change.
Company shall have the meaning set forth in the introductory paragraph of the Agreement.
Consent and Agreement shall have the meaning set forth in Section 3.01(C) hereof.
Debt Service Coverage Ratio shall mean the ratio of: (1) net income (after taxes and after eliminating any gain or loss on sale of assets or other extraordinary gain or loss) plus depreciation expense, amortization expense, and interest expense, minus non-cash patronage, and non-cash income from subsidiaries and/or joint ventures; to (2) all principal payments due within the period on all Long-Term Debt plus interest expense (all as calculated on a consolidated basis for the applicable fiscal year in accordance with GAAP consistently applied or the appropriate standards of the regulatory agency having jurisdiction over the Company.
Default shall mean the occurrence of any event which with the giving of notice or the passage of time or the occurrence of any other condition would become an Event of Default under the Agreement, including the occurrence of an event giving rise to the right to accelerate any indebtedness referred to in Section 8.06 of the Agreement (whether or not such right is conditioned upon the giving of notice and/or the passage of time and/or the occurrence of any other condition).
Default Rate shall mean: (1) in the case of principal, 4% per annum in excess of the rate(s) that would otherwise be in effect on the loans under the Promissory Notes and Supplements; and (2) in the case of overdue interest, fees and other charges, 4% per annum in excess of the CoBank Base Rate, as in effect from time to time.

Distribution shall mean the payment of any dividend or distribution of any kind to its shareholders or other owners, whether in cash, assets, obligations or otherwise, and whether paid directly or indirectly, such as by a reduction in or a rebate of rates or the purchase or redemption of any equity or other securities or interests in the Company, or the purchase of any assets or services for a price that exceeds the fair market value thereof.
Dollars and the sign “$” shall mean lawful money of the United States of America.
Enforcement Action shall mean a formal judicial or administrative proceeding filed by any governmental authority to enforce any Law.
ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.
ERISA Plans shall have the meaning set forth in Section 4.10 of the Agreement.
Event of Default shall mean any of the events specified in Article 8 of the Agreement and any event specified in any Promissory Note and Supplement or other Loan Document as an Event of Default.
Financial Statements shall mean: (1) in the case of the initial Promissory Note(s) and Supplement(s) to the Agreement, the financial statements furnished to CoBank in connection with the initial Promissory Note(s) and Supplement(s); and (2) in the case of each other Promissory Note and Supplement to the Agreement, the most recent annual financial statements furnished to CoBank pursuant to Sections 5.06(A) of the Agreement.
GAAP shall mean generally accepted accounting principles in the United States.
Guarantor shall have the meaning set forth in Section 2.04(B) hereof.
Guaranty shall have the meaning set forth in Section 2.04(B) hereof.
Indemnitees shall have the meaning set forth in Section 10.08 hereof.
Investments shall have the meaning set forth in Section 6.09 of the Agreement.
Laws shall mean all laws, rules, regulations, codes, orders and the like.
Lien shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement).
Loan Documents shall mean this Agreement, all Promissory Notes and Supplements, and all instruments or documents relating to this Agreement or the Promissory Notes and Supplements, including, without limitation, all applications, certificates, opinions of counsel, mortgages, deeds of trust, security agreements, guaranties, interest rate risk management agreements (including the ISDA 2002 Master Agreement and all schedules thereto),and pledge agreements.

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Long-Term Debt shall mean for the Company on a consolidated basis the sum of (a) all indebtedness for borrowed money, (b) obligations which are evidenced by notes, bonds, debentures or similar instruments, (c) that portion of obligations with respect to capital leases or other capitalized agreements that are properly classified as a liability on the balance sheet in conformity with GAAP or which are treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP, and (d) indebtedness or obligations guarantied by the Company or secured by any Lien on any property of the Company, in each case having a maturity of more than one year from the date of its creation or having a maturity within one year from such date but that is renewable or extendible, at the Company’s option, to a date more than one year from such date or that arises under a revolving credit or similar agreement that obligates the lender(s) to extend credit during a period of more than one year from such date, including all current maturities in respect of such indebtedness whether or not required to be paid within one year from the date of its creation.
Material Adverse Effect shall mean a material adverse effect on the condition, financial or otherwise, operations, properties, margins or business of the Company or any Subsidiary or on the ability of the Company or any Subsidiary to perform its obligations under the Loan Documents.
Money Pool Agreement shall mean that certain Money Pool Agreement dated as of January 1, 2006, among the Guarantor, the Company, PWW, and other affiliates of the Guarantor.
Net Worth shall mean the difference between total assets less total liabilities (both as determined on a consolidated basis in accordance with GAAP consistently applied or the appropriate standards of the regulatory agency having jurisdiction over the Company).
Person shall mean an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.
Promissory Note and Supplement shall have the meaning set forth in Section 2.01 of the Agreement.
PWW shall have the meaning set forth in Section 3.01(C) hereof.
Subsidiary shall mean, as to the Company, a corporation, partnership, limited liability company, joint venture, or other Person of which shares of stock or other equity interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, joint venture, or other Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.
Total Capitalization shall mean Total Debt plus Net Worth; except that in determining Total Capitalization, contributions in aid of construction, advances for construction, customer deposits, or similar items reducing rate base calculations shall be excluded.

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Total Debt shall mean for the Company on a consolidated basis the sum of the following as of the end of the fiscal year: (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than accounts payable to trade creditors incurred in the ordinary course of business), (b) obligations which are evidenced by notes, bonds, debentures or similar instruments, (c) that portion of obligations with respect to Capital Leases or other capitalized agreements that are properly classified as a liability on the balance sheet in conformity with GAAP or which are treated as operating leases under regulations applicable to them but which otherwise would be required to be capitalized under GAAP; (d) debt secured by a Lien on any assets of the Company or its Subsidiaries (whether or not the debt has been assumed); and (e) all obligations guarantied by the Company or any Subsidiary.
Total Debt to Capitalization Ratio shall mean a ratio of Total Debt at the end of the fiscal year to Total Capitalization at the end of the fiscal year.
SECTION 1.02 Rules of Interpretation. The following rules of interpretation shall apply to the Agreement, all Promissory Notes and Supplements, and all amendments to either of the foregoing:
Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.
Number. All terms stated in the singular shall include the plural, and all terms stated in the plural shall include the singular.
Including. The term “including” shall mean including, but not limited to.
Default. The expression “while any Default or Event of Default shall have occurred and be continuing” (or like expression) shall be deemed to include the period following any acceleration of the obligations (unless such acceleration is rescinded).
Permitted Encumbrances. CoBank’s consent to the Company having one or more Liens on all or any portion of its assets, shall not be construed to be an agreement to subordinate its Lien on those assets to the extent that such Lien is not otherwise entitled to priority under Law.

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